Consent of independent registered public accounting firm

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated August 27, 2004, relating to the financial statement of Kayne Anderson MLP Investment Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 31, 2004